Exhibit 10.40

LENZ THERAPEUTICS, INC.

Confirmatory Employment Letter

_______, 2024

Marc Odrich

Via email

Dear Marc:

This letter agreement (the “Agreement”) is entered into between LENZ Therapeutics, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the later of the Closing (as defined below) or the date signed below (the “Effective Date”). The purpose of this Agreement is to confirm the terms and conditions of your employment with the Company as of the Effective Date.

1. Position. Prior to the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger entered into on November 14, 2023 between the Company, which was then-named Graphite Bio, Inc., and your former employing entity, which was then-named Lenz Therapeutics, Inc. (“Old Lenz”) and certain other parties, you served in the role of Chief Medical Officer of Old Lenz. In connection with the Closing, the Company was renamed LENZ Therapeutics, Inc. Following the Closing, your employment will continue as Chief Medical Officer of the Company. This is a full-time position. While you render services to the Company you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation and Benefits.

(a) Base Salary. Your rate of annual base salary as of the Effective Date is $485,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.

(b) Annual Bonus Opportunity. Your annual target bonus opportunity following the Effective Date will be forty percent (40%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion. Bonuses will be paid as soon as practicable after the Board determines that the performance objectives related to such bonuses have been achieved, provided that you must remain an employee of the Company through the date a bonus is paid in order to earn such bonus.

(c) Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d) Equity Awards. You will be eligible to receive compensatory equity awards such as stock options or restricted stock unit awards from the Company on the terms and conditions determined by the Board in its sole discretion.

(e) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.

(f) Vacation. You will be entitled to accrue paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Severance Agreement”) under the Company’s Key Executive Change in Control and Severance Policy (the “Severance Policy,” and together with the Severance Agreement, the “Severance Documents”), which is incorporated herein by reference. The Severance Documents supersede and replace in its entirety any prior agreement providing for severance or similar benefits entered into between you and the Company or you and Old Lenz.

4. Confidentiality Agreement. As an employee of a member of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. You previously entered into an Employee Inventions and Proprietary Information Agreement with Old Lenz which is incorporated by reference (the “Confidentiality Agreement”). The Confidentiality Agreement will remain in full force and effect.

5. At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company, may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Documents depending on the circumstances of the termination of your employment with the Company.

6. Tax Matters.

(a) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

7. Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Documents and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia without regard to the principles of conflict of laws thereof.

8. Miscellaneous.

(a) Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

(b) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e) Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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We are extremely excited about your continued employment with Lenz Therapeutics, Inc.!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

LENZ THERAPEUTICS, INC.

By:
Evert Schimmelpennink
Chief Executive Officer

I have read and accept this Agreement:

Marc Odrich

Dated: